Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FGX International Holdings Limited:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 25, 2005, with respect to the consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for the nine month period ended October 1, 2004 of Magnivision, Inc. which appears in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2007.

/s/ KPMG LLP

Providence, Rhode Island
December 11, 2007